EXHIBIT 99.1

ASSOCIATED ESTATES REALTY CORPORATION

2nd QUARTER EARNINGS

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Barbara Hasenstab News Release No.: 04-07

216-797-8798 Release Date: July 28, 2004

ASSOCIATED ESTATES REALTY CORPORATION ANNOUNCES

STRONG SECOND QUARTER RESULTS

Cleveland, Ohio - July 28, 2004 - Associated Estates Realty Corporation (NYSE: AEC) today reported net income of $0.37 per common share (basic and diluted) for the second quarter ended June 30, 2004 compared with a net loss of $0.27 per common share (basic and diluted) for the second quarter ended June 30, 2003. The results for the second quarter of 2004 include a gain of approximately $.50 per share from the sale of a property.

Funds from operations (FFO) for the quarter were $0.29 per common share (basic and diluted) compared with $0.15 per common share (basic and diluted) for the second quarter ended June 30, 2003. A reconciliation of net income to FFO is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8K.

The significant increase in FFO per share compared with the second quarter of 2003 consists primarily of an increase of $0.12 per share in the contribution from the Company's same store (market rate) portfolio. The actual contribution from the same store (market-rate) portfolio was $0.21 per share in the second quarter of 2004 compared with $0.09 per share in the second quarter of 2003.

Total revenues for the quarter were $40,429,000 compared with $38,358,000 for the second quarter of 2003, an increase of 5.4 percent.

Additional quarterly and year to date financial information, including segment detail and performance by region for the Company's same-store portfolio, is included in the Company's supplemental fact booklet, which is available on the "Investor Relations" section of the Company's web site at www.aecrealty.com, or by clicking on the following link: http://www.snl.com/interactive/ir/corp.asp?iid=103102.

Same Store (Market-Rate) Portfolio

Revenues for the quarter from the Company's same store (market-rate) portfolio were up 1.0 percent, and total property operating expenses for the same store (market-rate) portfolio decreased 9.5 percent, resulting in a 12.9 percent increase in net operating income (NOI) compared with the second quarter of 2003. The decline in property operating expenses reflects decreases in the following areas of expenses: personnel, advertising and promotion, building and grounds repair and maintenance, real estate taxes, and other operating expenses such as credit investigation costs.

For the second quarter, the average rent per unit for the same store (market-rate) properties declined 2.0 percent to $788 per month, while the average net collected rent increased 1.0 percent to $672 per month compared with the second quarter of 2003. Physical occupancy was 92.6 percent at the end of the quarter compared with 91.7 percent at the end of the second quarter of 2003.

ASSOCIATED ESTATES REALTY CORPORATION

2nd QUARTER EARNINGS

Same Store Portfolio - Sequential Quarterly Performance

On a sequential quarterly basis, the Company's same store (market-rate) portfolio performed as follows compared with the first quarter of 2004:

. Revenues increased 1.2 percent

. NOI declined slightly, by 0.8 percent

. Average net collected rent increased 0.6 percent

. Physical occupancy increased from 91.8 percent at the end of the first quarter of 2004, to 92.6 percent at the end of the second quarter of 2004

Year to Date Performance

For the six months ended June 30, 2004, net income was $0.24 per common share (basic and diluted) compared with a net loss of $0.55 per common share (basic and diluted) for the six months ended June 30, 2003. The results for the first half of 2004 include a gain of approximately $.50 per share from the sale of a property in the second quarter.

Funds from operations (FFO) for the first six months of 2004 were $0.58 per common share (basic and diluted) compared with $0.30 per common share (basic and diluted) for the six months ended June 30, 2003. A reconciliation of net income to FFO is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8K.

Total revenues for the first six months of 2004 were $80,324,000 compared with $76,011,000 for the first half of 2003, an increase of 5.7 percent.

Acquisitions and Dispositions

In May 2004, the Company completed the sale of College Towers, a 459-unit student housing apartment community located near Kent State University in Kent, Ohio. In July, the principal portion of the proceeds from the sale of College Towers was invested in Courtney Chase Apartments, a newly constructed 288-unit apartment community located in Orlando, Florida. Courtney Chase is currently 94.0 percent occupied.

Outlook

"Although our second quarter same-store revenue growth was not quite what we had anticipated, we are very pleased with the continued improvement in our operating performance," said Jeffrey I. Friedman, President and CEO. "We are particularly pleased with the increase in our same store operating margins, which have improved almost six percentage points since last year as a result of increased revenues, occupancy gains, and our close watch on controllable expenses."

"Based on our second quarter performance, we expect to generate FFO for the year 2004 on the high end of our previously stated range of $1.05 to $1.10 per share," said Friedman. "At these FFO levels, we would expect our 2004 funds available for distribution (FAD) to be in excess of $0.75 per share."

ASSOCIATED ESTATES REALTY CORPORATION

2nd QUARTER EARNINGS

Safe Harbor Statement

This news release contains forward-looking statements. Historical results and percentage relationships set forth in the Consolidated Statements of Operations contained in the financial statements of the Company's supplemental information, including trends which might appear, should not be taken as indicative of future operations. This news release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expects," "projects," "believes," "plans," "anticipates," and similar expressions are intended to identify forward looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the document. Investors are cautioned that the Company's forward-looking statements involve risks and uncertainty, including without limitation the following: changes in economic conditions in the markets in which the Company owns and manages properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors; risks of a lessening of demand for the multifamily units owned or managed by the Company; competition from other available apartments and change in market rental rates; increases in property and liability insurance costs; changes in government regulations affecting the Affordable Housing properties and other properties operated by the Company; changes in or termination of contracts relating to third party management and advisory business; inability to renew current Housing Assistance Payment ("HAP") contracts at existing rents; weather and other conditions that might adversely affect operating expenses; expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, and real estate tax valuation reassessments; the inability of the Company to achieve anticipated reductions in operating expenses and increases in revenues; the results of litigation filed or to be filed against the Company; risks related to the Company's joint ventures; and risks of personal injury claims and property damage related to mold claims because of diminished insurance coverage.

Company Profile

Associated Estates Realty Corporation, one of the largest multifamily property owners in the United States, is a real estate investment trust ("REIT") headquartered in Richmond Heights, Ohio, a suburb of Cleveland. The Company currently directly or indirectly owns, manages, or is a joint venture partner in 111 multifamily properties containing a total of 24,299 units located in 12 states.

ASSOCIATED ESTATES REALTY CORPORATION

2nd QUARTER EARNINGS

ASSOCIATED ESTATES REALTY CORPORATION
Financial Highlights
(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Total revenue	$ 40,429	$ 38,358	$ 80,324	$ 76,011
Net income (loss)	8,552	(3,884)	7,487	(7,866)
Net income (loss) applicable to common shares (1)	7,181	(5,256)	4,745	(10,609)

Add: Depreciation - real estate assets	7,838	8,040	15,558	16,055
Depreciation - real estate assets - joint ventures	285	384	571	655
Amortization of joint venture deferred costs	(30)	19	(9)	28
Amortization of intangible assets	78	78	155	156
Less: Gain on disposition of properties	(9,682)	(450)	(9,682)	(450)
Funds from operations (FFO)[2]	5,670	2,815	11,338	5,835

Add: Depreciation - other assets	434	632	868	1,233
Depreciation - other assets - joint ventures	50	54	100	139
Amortization of deferred financing fees	269	295	537	587
Amortization of deferred financing fees - joint ventures	10	26	20	44
Less: Fixed asset additions	(1,848)	(1,446)	(3,034)	(3,059)
Fixed asset additions - joint ventures	(18)	(41)	(18)	(44)
Funds available for distribution (FAD) (3)	$ 4,567	$ 2,335	$ 9,811	$ 4,735

Per share:
Net income (loss) applicable to common shares - Basic (1)	0.37	(0.27)	0.24	(0.55)
Net income (loss) applicable to common shares - Diluted (1)	0.37	(0.27)	0.24	(0.55)
Funds from operations - Basic (2)	0.29	0.15	0.58	0.30
- Diluted (2)	0.29	0.15	0.58	0.30
Dividends per share	0.17	0.17	0.34	0.34
Weighted average shares outstanding - Basic	19,538	19,404	19,404	19,393
- Diluted	19,538	19,404	19,404	19,393

(1) After dividends of $1,371 and $1,372, $2,742 and $2,743, equivalent to $0.07, $0.07, $0.14 and $0.14 per common share, respectively, for the three and six months ended June 30, 2004 and 2003, respectively, on the Company's 2,250,000 depositary shares each representing 1/10 of a share of 9-3/4% Class A Cumulative Redeemable Preferred Shares (the "Perpetual Preferred Shares").

(2) The Company defines funds from operations (FFO) as the inclusion of all operating results, both recurring and non-recurring, except those results defined as "extraordinary items" under generally accepted accounting principles (GAAP), adjusted for depreciation on real estate assets and amortization of intangible assets and gains and losses from the disposition of properties and land. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company generally considers FFO to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO can help one compare the operating performance of a company's real estate between periods or as compared to different REITs. It should be noted however, that certain other real estate companies may define FFO in a different manner.

(3) The Company defines FAD as FFO plus depreciation other and amortization of deferred financing fees less recurring fixed asset additions. Fixed asset additions exclude development, investment, revenue enhancing and non-recurring capital additions. Adjustments for joint ventures are calculated to reflect FAD on the same basis. The Company considers FAD to be an appropriate supplemental measure of the performance of an equity REIT because, like FFO, it captures real estate performance by excluding gains or losses from the disposition of properties and land and depreciation on real estate assets and amortization of intangible assets. Unlike FFO, FAD also reflects that recurring capital expenditures are necessary to maintain the associated real estate.

Should you have any questions concerning this release, please contact: Barbara E. Hasenstab, Vice President of Investor Relations and Corporate Communications, 216-797-8798 or IR@aecrealty.com. The full text and supplemental schedules of this press release are available on AEC's home page at www.aecrealty.com. To receive a copy of the results by mail or fax, please contact Investor Relations at 1-800-440-2372, ext. 8752. AEC's web site is linked to Sharebuilder, an online service that allows investments in shares of AEC common stock directly on a recurring basis. For more information, access the Investor Relations "News" section of www.aecrealty.com